Exhibit 10.3

Pursuant to 17 C.F.R. § 240.24b-2, confidential information (indicated by [***]) has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

EXECUTION VERSION

MANUFACTURING AND SUPPLY AGREEMENT

BY AND BETWEEN

ELI LILLY AND COMPANY,

LILLY DEL CARIBE, INC.

AND

UNITED THERAPEUTICS CORPORATION

DATED

NOVEMBER 14, 2008

i

3.2	Manufacturing Facility	6

3.3	Compound and its Specifications and Manufacturing Process	6

3.4	Product, its Specifications and Manufacturing Process	7

3.5	Modifications Required Under Applicable Law	7

3.6	Terms Applicable to All Modifications	8

ARTICLE 4 Costs of Modifications		8

4.1	Graphics and Artwork into Packaging	8

4.2	Required Under Applicable Law	9

4.3	Lilly Modifications	9

4.4	United Therapeutics’ Modifications	9

ARTICLE 5 Remedies		10

5.1	Failure to Make Modifications	10

5.2	Modifications to Comply with Laws or Approvals	10

5.3	Failure to Supply	11

ARTICLE 6 Price and Payment		11

6.1	Payment to Lilly del Caribe	11

6.2	Distribution Process	11

6.3	Purchase Price	12

6.4	Invoices from Lilly to United Therapeutics	13

6.5	Payment of Invoices	13

6.6	Taxes	13

6.7	Wire Transfers/Electronic Transfers	13

6.8	Late Payments	14

6.9	Cash Collection	14

6.10	Service Costs	14

ARTICLE 7 Forecasts, Orders, and Shipment		14

7.1	Forecasts	14

7.2	Purchase Orders	15

7.3	Conflicts	15

7.4	Raw Materials	15

7.5	Shipment; Title	16

7.6	Reporting Regarding Lilly Distribution and Lilly Shipments to Wholesalers (or Third Parties)	17

7.7	Financial Matters	17

ARTICLE 8 Quality and Safety		18

8.1	Inspections and Audits	18

8.2	GMP Compliance	19

8.3	Quality Agreement	20

8.4	Shelf Life	20

8.5	Lot Numbering	20

8.6	Lilly Obligations to Meet Specifications	20

ARTICLE 9 Representations, Warranties and Indemnification		20

9.1	Incorporation by Reference of Warranties and Indemnification	20

9.2	Further Representations and Warranties of Lilly	21

ARTICLE 10 Decision Making		21

10.1	Dispute Resolution	21

ARTICLE 11 Term and Termination		21

11.1	Term, Expiry and Termination of the Agreement	21

11.2	Consequences of Expiry or Termination	21

11.3	Survival	22

11.4	No Waiver of Remedies	22

ARTICLE 12 Confidentiality		22

ARTICLE 13 General Provisions		22

13.1	Assignment	22

13.2	Subcontracting	22

13.3	Compliance with Laws	23

13.4	Incorporation by Reference of Miscellaneous Terms	23

EXHIBITS

Exhibit 1.3	Manufacturing Responsibility Document Table of Contents

Exhibit 1.7	Quality Agreement Table of Contents

Exhibit 1.8	Specifications

Exhibit 2.3(b)	Lilly Del Caribe Guarantee

Exhibit 6.2	Schematic of Distribution of Product

Exhibit 6.3(a)	Purchase Price

Exhibit 6.7	Wire Instructions

v

MANUFACTURING AND SUPPLY AGREEMENT

THIS MANUFACTURING AND SUPPLY AGREEMENT (the “Agreement”) is made and entered into as of November 14, 2008 (the “Execution Date”), effective as of the Effective Date, by and between Eli Lilly and Company, an Indiana corporation, having its principal place of business at Lilly Corporate Center, Indianapolis, Indiana 46285, (“Lilly”) and Lilly del Caribe, Inc., a Cayman Island corporation, having its principal place of business at Km 12.6 65th Infantry Avenue, Carolina, PR 00985, (“Lilly del Caribe”) and United Therapeutics Corporation, a Delaware corporation, having its principal place of business at 1110 Spring Street, Silver Spring, Maryland 20910 (“United Therapeutics”).  Lilly, Lilly del Caribe and United Therapeutics are referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, as of the Execution Date, Lilly is manufacturing and selling its proprietary active pharmaceutical ingredient, tadalafil, under the brand name Cialis® for treatment of erectile dysfunction;

WHEREAS, Lilly is developing and seeking regulatory approval for, and intends to manufacture and sell, tadalafil under a separate Lilly brand name for treatment of pulmonary hypertension, and owns or otherwise controls certain related intellectual property rights;

WHEREAS, Lilly and United Therapeutics have entered into a separate License Agreement as of the Execution Date (the “License Agreement”) pursuant to which United Therapeutics has received a license to Develop and Commercialize, under such separate Lilly brand name, Lilly’s proprietary pharmaceutical product consisting of tadalafil for the treatment of pulmonary hypertension; and

WHEREAS, United Therapeutics desires to purchase, and Lilly desires to sell to United Therapeutics, United Therapeutics’ requirements of such Lilly proprietary pharmaceutical product in its final finished form, subject to, and in accordance with, the terms and conditions set forth in this Agreement and the License Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

The terms in this Agreement with initial letters capitalized, whether used in the singular or plural, shall have the meanings set forth in this Article 1 or elsewhere in this Agreement, or if not otherwise defined in this Agreement, shall have the meanings set forth in the License Agreement.

1.1          “Effective Date” shall mean the Effective Date as defined in the License Agreement.

1.2          “Manufacturing Facility” shall mean Lilly’s manufacturing facilities used by Lilly or such other facilities used for Lilly’s benefit in the production of the Compound or the Product, as may be designated from time to time in writing by Lilly.

1.3          “Manufacturing Responsibility Document” or “MRD” shall mean additional written instructions regarding the manufacture and supply of the Product. Sections of the MRD may be modified from time to time through the issuance of a revised section signed on behalf of each of the Parties by an authorized representative incorporating the modification and stating the effective date and revision number of the modification. An example of the table of contents of an MRD is attached hereto as Exhibit 1.3.

1.4          “Modification” shall mean changes or modifications to the Product in the Field or to the process for manufacturing the Product for use in the Field as made in accordance with the terms and conditions of this Agreement.

1.5          “Product” shall mean that prescription pharmaceutical product, the active ingredient of which is the Compound, in finished form and formulation, as further described on Exhibit 1.45 (Product) of the License Agreement, which may be modified from time to time in accordance with the terms of this Agreement.

1.6          “Purchase Price” shall mean the price for the Product set forth on Exhibit 6.3(a).

1.7          “Quality Agreement” shall have the meaning set forth in Section 8.3.  An example of the table of contents of a Quality Agreement is attached hereto as Exhibit 1.7.

1.8          “Specifications” shall mean the specifications for the Product set forth on Exhibit 1.8, as may be modified from time to time pursuant to ARTICLE 3.

1.9          “Term” shall have the meaning set forth in Section 11.1.

1.10        “Wholesaler” shall mean a wholesale distributor or reseller of the Product that (a) does not engage in any marketing or promotion of the Product and (b) is approved by Lilly.

ARTICLE 2

MANUFACTURE AND SUPPLY

2.1          General. During the Term, and subject to the terms and conditions of this Agreement, United Therapeutics agrees to purchase its and its Affiliates’ and sublicensees’ requirements of the Product for the Territory exclusively from Lilly, and Lilly agrees to sell to United Therapeutics the requirements of the Product for the Territory of United Therapeutics and its Affiliates and sublicensees. Notwithstanding anything to the contrary, Lilly’s efforts to supply the Product to United Therapeutics for use in the Field in the Territory under this Agreement and the License Agreement will be consistent with Lilly’s efforts to supply the Product for use in the Field outside the Territory.

2.2          The Product Prior to Modification.

(a)           Lilly represents and warrants that, as of the Effective Date, it does not anticipate making any material Modification that would increase the Purchase Price or delay launch of the Product in the Field in the Territory.

(b)           The Parties anticipate making certain minor Modifications to the Product which will not be subject to the decision-making process referred to in ARTICLE 3 in preparation for the launch of the Product in United Therapeutics’ Domain, including:

(i)                identifying the Lilly Product Mark, distinct from the brand name Cialis®, used in connection with the marketing and sale of the Product in the Field, anticipated as of the Execution Date to be [***]TM; or its replacement, subject to Regulatory Approval, and any identifying design mark to be associated with the Product in the Field in the Territory; and

(ii)               adding a Corporate Mark of United Therapeutics as identified by United Therapeutics to the packaging for the Product in accordance with Section 2.7(b).

2.3          Subcontractors.

(a)           Lilly shall have the right to subcontract all or any portion of its exclusive manufacturing and supply activities under this Agreement to a Lilly Affiliate or a Lilly authorized Third Party. In the event that any such subcontractor will perform cGMP manufacturing, distribution, invoicing or collections activities under such subcontract with respect to the Product to be supplied under this Agreement, Lilly shall provide United Therapeutics with prompt notice of such subcontract. If the activities under such subcontract are intended to relate:

(i)                to distribution, invoicing or collections with respect to the Product and not to other products Lilly distributes and sells directly for Lilly’s own benefit; or

(ii)               primarily to the manufacture of the Product to be supplied to United Therapeutics under this Agreement and not to other products Lilly distributes and sells directly for Lilly’s own benefit;

then Lilly may not subcontract its rights or obligations under this Agreement in respect of such activities to any subcontractor or consultant without prior written consent of United Therapeutics, which shall not unreasonably be withheld; provided that, if such a subcontract is intended to relate to the manufacture of Product for supply to United Therapeutics under this Agreement for United Therapeutics’ Domain and also for Lilly for outside the Field in the Territory or in any field outside the Territory, Lilly will not require prior written consent of United Therapeutics.

(b)           With respect to any provision of this Manufacturing and Supply Agreement relating to supply obligations, any reference to “Lilly” shall be deemed to include a reference to Lilly del Caribe. References to Lilly shall also be deemed to include Lilly’s

Affiliates. Lilly shall cause Lilly del Caribe to perform its obligations hereunder and shall execute the guarantee attached as Exhibit 2.3(b).

2.4          Product for Development and Promotion. The Parties acknowledge and agree that the Product and placebo may be required by United Therapeutics for the Development of the Product, including use in clinical trials (including Phase 4 clinical trials and label expansion studies), complying with GMPs in accordance with the License Agreement and the Quality Agreement (including conducting release testing, stability testing and maintaining retention samples), and the Product may be required by United Therapeutics for complimentary distribution for patient assistance, compassionate use programs, and United Therapeutics’ sampling program. Such Product shall not be sold to end-users. The Parties anticipate that United Therapeutics’ sampling program will involve providing samples of the commercial version of the Product in limited quantities at key centers for the treatment of indications in the Field in accordance with industry practices. Lilly shall use Commercially Reasonable Efforts to supply (a) the Product to United Therapeutics for such purposes at the Purchase Price for such Product and (b) placebo at Lilly’s cost, to be agreed upon by the Parties in each instance in advance in writing. Lilly will have no obligation to manufacture or supply samples of the Product specially packaged for sampling unless otherwise agreed by the Parties in writing.

2.5          Notice of Impact on Supply. Lilly shall notify United Therapeutics promptly upon Lilly’s discovery of any event or condition that Lilly expects may have the potential to materially adversely affect Lilly’s ability to supply the Product for Development or Commercialization in the Field in the Territory under this Agreement and the License Agreement. The Parties shall meet within seven (7) days after such notice to assess the potential impact of such event or condition on Lilly’s ability to supply the Product for Commercialization in the Field in the Territory under this Agreement and the License Agreement. Notwithstanding anything to the contrary, in the event of any inability by Lilly to supply Product for Development or Commercialization in the Field in the Territory under this Agreement and the License Agreement, Lilly shall allocate raw materials, Compound, components, and available production capacity such that Lilly’s efforts to supply Product to United Therapeutics for such use will take priority over the supply of Cialis®.

2.6          Manufacturing Facility.

(a)                   Lilly shall manufacture the Compound and the Product supplied to United Therapeutics under this Agreement at the Manufacturing Facilities approved by the relevant Regulatory Authorities to manufacture the Product.

(b)                   If Lilly intends to change the Manufacturing Facility at which Lilly manufactures the Compound and the Product supplied to United Therapeutics under this Agreement, or adds additional Manufacturing Facilities at which Lilly manufactures the Compound and the Product (including, if applicable, Manufacturing Facilities of a Third Party) supplied to United Therapeutics under this Agreement, Lilly shall provide United Therapeutics with at least six (6) months prior written notice to that effect and shall deliver to United Therapeutics a copy of each relevant Regulatory Authority’s approval of such Manufacturing Facility upon receipt thereof. If Lilly changes the Manufacturing Facility or adds additional

Manufacturing Facilities, and there are incremental costs associated with such change or addition that may be recovered by Lilly from United Therapeutics pursuant to this Agreement, Lilly shall ensure that the costs of same are not borne disproportionately in United Therapeutics’ Domain, as opposed to Lilly’s Domain.

(c)                   Lilly shall provide to United Therapeutics at least six (6) months prior written notice of any scheduled shutdown at a Manufacturing Facility that would materially adversely affect Lilly’s ability to manufacture and timely deliver the Product to United Therapeutics under this Agreement.

2.7           Product Packaging & Labeling.

(a)                   Subject to Section 2.7(b), Applicable Law and consistent with industry practices, the Parties shall collaborate on preparing the design of the packaging and labeling for the Product, including packaging and labeling alternatives for uses in accordance with Section 2.4, and each Party shall allow the other Party reasonable time to provide comments and recommendations with respect to same.

(b)                   The Parties shall act reasonably and in good faith in considering each other’s comments on the packaging and labeling for the Product, including giving the Corporate Mark of United Therapeutics identified by United Therapeutics pursuant to Section 2.2(b)(ii) prominence over Lilly’s Corporate Mark to the extent permitted under Applicable Law; provided that, subject to Applicable Law and consistent with industry standards, Lilly shall have final decision-making authority regarding such packaging and labeling in accordance with the terms of Section 3.4(c) (Decision Making) of the License Agreement.  In connection with the exercise of such final decision-making authority, Lilly shall comply with Section 3.4(c)(ii) of the License Agreement.

(c)                   Subject to Applicable Law, Section 2.7(b), and industry practices, the Parties, acting reasonably, shall determine the positioning and appearance of each Party’s trademarks on such packaging and labeling.

(d)                   Each unit of the Product shall be packaged and labeled with language, indications, labeling and regulatory disclosures in accordance with the Specifications and in compliance with Applicable Law, including Regulatory Approvals, GMP, the MRD, and the Quality Agreement.

(e)                   The Parties shall act reasonably to design the packaging and labeling of the Product to prevent the unauthorized sale of the Product outside the Field in the Territory and outside the Territory.  Lilly shall act reasonably to design the packaging and labeling of products containing the Compound for sale outside the Field in the Territory and outside the Territory to prevent the unauthorized sale of such products in the Field in the Territory.

(f)                    Each unit of the Product shall bear a label and be contained in an outer package, and/or carton and, if applicable, be accompanied by a package insert, which label, outer package, and/or carton and/or package insert shall comply with all Applicable Law and Article 9 (Trademark Usage and Maintenance) of the License Agreement.  United Therapeutics, at its

expense, shall provide Lilly with graphics and artwork for such packaging materials for use by Lilly in the manufacture of the Product, subject to Applicable Laws and in accordance with the provisions set forth in the MRD and the Quality Agreement.  Such packaging materials shall carry a legend clearly indicating that the Product was manufactured by Lilly and exclusively sold by United Therapeutics or its Affiliates, unless it is reasonable and allowed under Applicable Law under the circumstances to delete Lilly’s name.

2.8          Supply Lead Contacts. Each Party shall appoint a lead contact for the activities contemplated by this Agreement (each, a “Supply Lead Contact”).  The Supply Lead Contact for each Party shall be identified to the other Party not later than ten (10) days after the Effective Date.  A Party may change its Supply Lead Contact upon written notice to the other Party.  Each Supply Lead Contact shall be charged with creating and maintaining a collaborative work environment between the Parties.  Each Supply Lead Contact will also:  (a) be the point of first referral in all matters of conflict resolution under this Agreement; (b) provide a single point of communication for seeking consensus both within the respective Parties’ organizations and between the Parties regarding key issues; (c) identify and bring disputes to the attention of the Parties in a timely manner for resolution under Section 3.4(c) (Decision Making) of the License Agreement; and (d) coordinate agreement between the Parties on the definitive MRD and definitive Quality Agreement.

ARTICLE 3
MODIFICATIONS

3.1          Packaging and Labeling. Each Party shall have the right to propose Modifications to packaging and labeling for the Product in the Field in the Territory consistent with the process set out in Section 2.7.  Lilly’s review and approval of any labeling shall not cause Lilly to be liable or otherwise responsible for the compliance with Applicable Law of the form and contents of any labeling and packaging proposed by United Therapeutics.

3.2          Manufacturing Facility. In respect of any change in or addition to a Manufacturing Facility contemplated by Section 2.6(b), Lilly will give United Therapeutics prompt advance written notice and an opportunity to provide comments to Lilly in writing for Lilly’s good faith consideration; provided, however, that Lilly, after such good faith consideration of United Therapeutics’ comments, will have final decision-making authority regarding the Manufacturing Facility(ies) at which Lilly will manufacture Compound and/or Product, so long as such change or modification would not be reasonably likely to materially adversely affect the Product in the Field in the Territory.

3.3          Compound and its Specifications and Manufacturing Process.

(a)           Lilly shall provide United Therapeutics with written notice soon as reasonably possible and at least sixty (60) days in advance of the effective date of a Modification to the specifications for the Compound or process for the manufacture of the Compound, unless impractical for regulatory reasons, in which case such notice shall be provided promptly after the need for such Modification arises, subject to the terms of the Quality Agreement.

(b)           Notwithstanding anything to the contrary, Lilly, acting reasonably and in good faith, shall have the right to make any Modification proposed under Section 3.3(a), without the consent of United Therapeutics.

3.4          Product, its Specifications and Manufacturing Process.

(a)           Each Party shall have the right to propose Modifications to the Product, its Specifications and the manufacturing process. The Modifications contemplated by this Section 3.4 include changes to the number of tablets in a package, type or design of the bottle, blister packaging, the Product insert, counterfeiting measures, and the like.

(b)           Notwithstanding anything to the contrary, in addition to Lilly’s rights under Sections 3.3 and 3.5, but subject to Lilly’s obligations under Sections 2.2(b), 3.1 and the rest of this Section 3.4, Lilly, acting reasonably and in good faith, shall have the right to make Modifications to the Product, its Specifications and manufacturing process, without the consent of United Therapeutics.

(c)           Except with respect to Modifications that Lilly believes in good faith are reasonably necessary to promote patient safety or for ethical or quality reasons, or which are required by Applicable Law, Lilly shall not make and shall not be obliged to make, unless mutually agreed to between the Parties, any Modification to:

(i)                the size, shape and the Lilly Identicode® of the Product, unless such change is required to conform to changes made by Lilly to Cialis® produced at the same Manufacturing Facility; and

(ii)               changes to the dosage form of the Product.

3.5          Modifications Required Under Applicable Law.

(a)           Prior to the obtaining Regulatory Approval for the Product in the Territory, Lilly shall modify the Product as necessary to comply with Applicable Law or Regulatory Approvals specific to the Product in the Field in the Territory.

(b)           After obtaining Regulatory Approval for the Product in the Territory, if Lilly is required to modify the Product for use in the Field to comply with Applicable Law or Regulatory Approvals specific to the Product in the Field in the Territory, Lilly shall provide United Therapeutics with written notice as soon as reasonably possible and at least sixty (60) days in advance of the effective date of such Modification, unless impractical for regulatory reasons, in which case such notice shall be provided promptly after the need for such Modification arises.

(c)           Notwithstanding anything to the contrary, Lilly, acting reasonably and in good faith, shall have the right to make any Modification necessary to comply with Applicable Law or Regulatory Approvals specific to the Product in the Field in the Territory, without the consent of United Therapeutics.

3.6          Terms Applicable to All Modifications.  All Modifications shall be subject to the following terms and conditions:

(a)           Every Modification proposed by Lilly or United Therapeutics will be treated separately.

(b)           Subject to Lilly’s rights as set forth in Sections 3.3(b) and 3.5(c), the Parties shall collaborate regarding the reasons and merits for implementation of any significant (as described in the Quality Agreement and the MRD) Modification and, to the full extent practicable, each Party shall allow the other Party reasonable time to provide comments and recommendations with respect to same.  Lilly shall keep United Therapeutics informed of the progress of implementing any significant (as described in the Quality Agreement and the MRD) Modification on a timely basis.

(c)           Each Party shall act reasonably and in good faith in considering proposals by the other Party for any Modification.

(d)           In no event shall Lilly be required to make any Modification that is prohibited by Applicable Law or by a Regulatory Authority.

(e)           Lilly shall use Commercially Reasonable Efforts to implement any Modification at the lowest practical cost.

(f)            Lilly shall have sole responsibility for obtaining any and all necessary Regulatory Approvals for any and all Modifications, and for reporting any Modification and any modification to the Regulatory Approvals to the Regulatory Authority, as appropriate.

(g)           If Lilly exercises its decision-making authority under this Agreement, Lilly will, if such decision might materially adverse effect the Product in United Therapeutics’ Domain, prior to making such decision, provide to United Therapeutics a reasonably detailed written explanation of the basis for such decision and provide United Therapeutics with an opportunity to discuss the matter.

(h)           Section 4.1 (Conduct of the Parties) of the License Agreement is hereby incorporated herein and made part of this Agreement.

(i)            Lilly shall have no obligation to give notice or obtain the consent of United Therapeutics for any Modification or any change or modification with respect to the Manufacturing Facility that is not significant (as described in the Quality Agreement and the MRD).

ARTICLE 4
COSTS OF MODIFICATIONS

4.1          Graphics and Artwork into Packaging.  United Therapeutics shall reimburse Lilly for any reasonable costs associated incurred by Lilly as a consequence of implementing United Therapeutics’ graphics and artwork into packaging materials in accordance with Section

3.1 in accordance with a prior written estimate of such costs, including reasonable costs of Lilly associated with the destruction of printed components rendered obsolete as a result of the transactions contemplated hereby.

4.2          Required Under Applicable Law.  If Lilly modifies the Product as necessary to comply with changes in Applicable Law or Regulatory Approvals specific to the Product in the Field in the Territory prior to the initial Regulatory Approval in the Territory, then Lilly shall be solely responsible for the costs and expenses (including capital expenditures, regulatory costs, and any other costs) incurred by Lilly as a consequence of implementing any such Modification, and there will be an increase in the Purchase Price to permit Lilly to recover such costs and expenses; provided that, if Lilly implements any such Modification for the Product outside of the Field in the Territory or outside of the Territory, then such increase in the Purchase Price shall be on a pro rata basis.

4.3          Lilly Modifications.  If:

(a)           Lilly proposes a Modification that is not required by Applicable Law, then Lilly shall be solely responsible for the costs and expenses (including capital expenditures, regulatory costs, and any other costs) incurred by Lilly as a consequence of implementing any such Modification, and the Purchase Price shall not be adjusted as a result of such costs and expenses;

(b)           a Modification is attributable to products in Lilly’s Domain and not required in United Therapeutics’ Domain, or a Modification is required to comply with changes in Applicable Law or Regulatory Approvals outside the Territory, then Lilly shall be solely responsible for the costs and expenses (including capital expenditures, regulatory costs, and any other costs) incurred by Lilly as a consequence of implementing any such Modification, and the Purchase Price shall not be adjusted as a result of such costs and expenses; or

(c)           in respect of any change in or addition to a Manufacturing Facility contemplated by Section 2.6(b), the incremental costs and expenses incurred by Lilly as a consequence of such change or addition, including any start-up costs, capital expenditures, or regulatory costs related to such change or addition shall be borne by Lilly and, subject to Section 2.6(b), there will be an increase in the Purchase Price to permit Lilly to recover such costs and expenses.  In no event shall the Purchase Price be increased by more than forty percent (40%) of the then-current Purchase Price as a result of Lilly’s decision to use a different Manufacturing Facility pursuant to Section 2.6.

4.4          United Therapeutics’ Modifications.

(a)           If United Therapeutics requests a Modification, or a Modification is required under Applicable Law specific to the Product in the Field in the Territory after the initial Regulatory Approval in the Territory, then Lilly shall initially bear the reasonable costs and expenses (including capital expenditures, regulatory costs, and any other costs) incurred by the Parties as a consequence of implementing any such Modification; provided that the Purchase Price shall be adjusted to permit Lilly to recoup such costs and expenses as described in this Section 4.4.

(b)           Within forty-five (45) days of receipt of United Therapeutics’ request, or as soon as reasonably possible after notice that such a Modification is required under Applicable Law, Lilly shall provide United Therapeutics with a written explanation of any incremental costs and expenses (including capital expenditures, regulatory costs and any other costs applied consistently with other divisions) and any incremental increase in ongoing the Product manufacturing costs (as reflected in Lilly’s cost of manufacturing the Product as calculated by Lilly for internal accounting purposes, such calculation to be performed consistently with the practice across Lilly’s divisions,) estimated to be incurred by Lilly due to any such Modification.  Within forty-five (45) days of receipt of such explanation, United Therapeutics may notify Lilly that United Therapeutics is not willing to pay for such Modification, and thereafter such Modification will not be implemented unless Lilly, in its discretion, chooses to implement such Modification and advises United Therapeutics of such decision within a reasonable period of time.  For the purpose of calculating the responsibility for the costs of any such Modification that Lilly chooses to implement, such Modification shall be deemed to be a Modification proposed by Lilly and paid for pursuant to Section 4.3(a). Any calculation or payment of such incremental costs and expenses of any such Modification shall be based on the incremental costs and expenses attributable solely to such Modification with respect to the Product in the Field in the Territory, and shall not include any costs or expenses attributed to any modification of products in Lilly’s Domain.  Lilly may increase the Purchase Price to reflect any such incremental costs and expenses (including capital expenditures, regulatory costs and any other costs applied consistently with other divisions) and such incremental increase in ongoing Product manufacturing costs.

(c)           United Therapeutics may propose the addition of one or more Wholesalers to Lilly’s distribution and shipment process described in this Agreement, and Lilly shall act reasonably and in good faith in considering such proposal.  United Therapeutics shall be solely responsible for the Reasonable Costs incurred by Lilly as a consequence of implementing any such proposal.

ARTICLE 5
REMEDIES

5.1          Failure to Make Modifications.  In the event that Lilly is unable or fails to implement a Modification after exercising Commercially Reasonable Efforts, then Lilly will use Commercially Reasonable Efforts to employ a capable Third Party to perform such manufacturing.

5.2          Modifications to Comply with Laws or Approvals.  If United Therapeutics is not willing to pay for a Modification necessary to comply with Applicable Law or Regulatory Approvals specific to the Product in the Field in the Territory, then, at United Therapeutics’ request, Lilly and United Therapeutics shall use Commercially Reasonable Efforts to purchase the Product from a Third Party manufacturer or find a mutually acceptable solution to the problem, and in the absence of such a solution, in addition to its rights available under this Agreement, the License Agreement and Applicable Law, United Therapeutics may, at its option, terminate this Agreement and the License Agreement as of the earlier of (A) the date Applicable Laws require the implementation of such Modification, or (B) thirty (30) days after written notice from United Therapeutics to Lilly, pursuant, in either case (A) or (B), to Section 13.2 (Unilateral Termination by United Therapeutics) of the License Agreement, with the consequences of such a termination as set out therein.

5.3          Failure to Supply.  If Lilly fails, in two (2) or more calendar months in any twelve (12) calendar month period, to supply an amount of Product equal to the lesser of (a) eighty percent (80%) of the aggregate Product ordered by Wholesalers for such calendar month and (b) eighty percent (80%) of the Product set forth in the applicable Forecast for such calendar month, and as a result, United Therapeutics is significantly harmed in its ability to meet the demand at the retail level for the Product in the Field in the Territory, then at United Therapeutics’ request, Lilly and United Therapeutics shall use Commercially Reasonable Efforts to purchase the Product from a Third Party manufacturer.  The applicable Forecast for Section 5.3(b) shall be the Forecast for the calendar month in question that was contained in the United Therapeutics’ Forecast delivered to Lilly four (4) months in advance of the applicable calendar month.  If United Therapeutics and Lilly, using Commercially Reasonable Efforts, are unable to purchase the Product from a Third Party manufacturer, United Therapeutics shall be permitted to exercise any of its other rights available under this Agreement, the License Agreement and Applicable Law.

ARTICLE 6
PRICE AND PAYMENT

6.1          Payment to Lilly del Caribe. In consideration of Lilly del Caribe’s agreement to manufacture and have Lilly supply the Product to United Therapeutics at the purchase price set forth in Section 6.2 for sale by United Therapeutics, United Therapeutics, within ten (10) days after the Effective Date shall pay to Lilly del Caribe a one-time only, non-refundable (except as provided by Section 13.5(c) (Upon Termination of this Agreement by Lilly Pursuant to Section 13.4(a)) of the License Agreement), non creditable payment of One Hundred Twenty-Five Million Dollars ($125,000,000) as prepayment for a portion of the price for the Product to be supplied by Lilly to United Therapeutics.

6.2          Distribution Process.

(a)           United Therapeutics will purchase Product from Lilly and Lilly, acting as agent for United Therapeutics, will distribute such Product to Wholesalers, on behalf of United Therapeutics, in accordance with the terms of this Agreement.  A schematic description of the distribution of Product under this Agreement, solely for purposes of clarification and not limitation, is set forth in Exhibit 6.2.  In particular, based on a standing Purchase Order from United Therapeutics, Lilly will manufacture and ship Product to a Lilly distribution center, using shipment arrangements consistent with those Lilly uses for products Lilly distributes and sells directly for Lilly’s own benefit, as further described in Section 7.5(a).  The Parties will establish a joint committee through the Supply Lead Contacts to facilitate the use by United Therapeutics of Lilly’s distribution processes as contemplated by this Agreement. The Parties will agree on a minimum inventory level of Product to be maintained in Lilly distribution centers in the MRD.  Lilly shall use Commercially Reasonable Efforts to maintain a quantity of Product in inventory in Lilly’s distribution center equal to or greater than the agreed-upon minimum inventory level;

provided that the minimum replenishment quantity will be one (1) then-standard Lilly manufacturing lot of Product; provided further that, if a batch is split, United Therapeutics shall be responsible only for the portion of such a split batch that is allocated to United Therapeutics’ Domain and no portion of such a split batch that is allocated to Lilly’s Domain.  As of the Effective Date, one (1) standard manufacturing lot of Product is equal to [***] ([***]) tablets.  Lilly will invoice United Therapeutics in accordance with Section 6.4 for Product shipped by Lilly to Lilly distribution centers at the time of shipment to distribution center, and United Therapeutics will make payment to Lilly against such invoices in accordance with Sections 6.3, 6.4, 6.5, 6.6, 6.7 and 6.8.

(b)           As an agent for United Therapeutics, Lilly will (i) store Product in its distribution centers, (ii) receive, through its distribution centers, orders for Product from Wholesalers, (iii) ship ordered Product to Wholesalers, (iv) bill/invoice Wholesalers, (v) process invoice remittances from Wholesalers, and (vi) receive payments from Wholesalers.  Upon shipment of Product to a Wholesaler, Lilly shall invoice the Wholesaler for the selling price at Lilly’s then-current standard terms and the terms of Lilly’s agreements with its Wholesalers.

(c)           The intent of the arrangement described in Sections 6.2(a) and 6.2(b) is to permit the Parties to take advantage of Lilly’s internal processes and Lilly’s existing relationships with Wholesalers but, if there are subsequent changes in Lilly’s internal processes and/or Lilly’s existing relationships with Wholesalers, or there are other changes and circumstances that otherwise make such arrangement not feasible or desirable, the Parties shall discuss in good faith amending this Agreement.

6.3          Purchase Price.

(a)           In addition to the amount paid to Lilly del Caribe by United Therapeutics as a prepayment for supply of the Product in the amount set forth in Section 6.1, and in consideration for supply of the Product under this Agreement, United Therapeutics shall pay to Lilly the Purchase Price for such Products sold by Lilly to United Therapeutics, as set forth in Exhibit 6.3(a), subject to adjustment in accordance with Section 6.3(b) and/or 6.3(c), or as otherwise adjusted pursuant to this Agreement.

(b)           The Purchase Price for supply of the Product shall be adjusted annually at the beginning of each Calendar Year upon sixty (60) days prior written notice from Lilly to United Therapeutics, and Lilly shall apply the new price only in respect of Purchase Orders received on or after the effective date of such price change.  Such adjustment shall be based on: (a) actual increases or decreases in the most recent Calendar Year Producer Price Index, Industry: Pharmaceutical Preparations, as published by the U.S. Department of Labor, Bureau of Labor Statistics, or any replacement index, and (b) changes contemplated by ARTICLE 4.

(c)           In the event that Lilly determines that Lilly’s standard cost of manufacturing the Product (including Lilly’s cost of its distribution system, including the costs of transportation, and insurance during transport, to Lilly’s distribution center, storage in warehouse facilities, and insurance during such storage, at Lilly’s distribution center, and transportation, and insurance during transport, to the Wholesaler pursuant to Lilly’s relationship with such Wholesaler) as calculated by Lilly for internal accounting purposes, such calculation performed consistently with the practice across Lilly’s divisions, is greater than the Purchase Price, then Lilly will give notice of same to United Therapeutics and disclose to United Therapeutics such standard cost of manufacturing the Product. Lilly may thereafter increase the Purchase Price for the Product sold to United Therapeutics to Lilly’s standard cost of manufacturing the Product.  Lilly will give United Therapeutics at least ninety (90) days notice of any such increase, and such notice shall be given no more than once in any twelve (12) month period.  Any overheads forming a part of Lilly’s standard cost of manufacture shall be shared pro-rata based on volume of the Product in the Field in the Territory, and the total of the volume of product manufactured between the Product in the Field in the Territory versus the volume of products containing the Compound outside the Field in the Territory and in fields outside the Territory.

6.4          Invoices from Lilly to United Therapeutics. At the time of shipment by Lilly from the factory to a Lilly distribution center, Lilly shall deliver an invoice (electronically using Electronic Data Interchange (“EDI”) standard methods) to United Therapeutics after shipment of the Product in accordance with Section 7.5(a) and delivery of the corresponding Purchase Order.  All invoices issued by Lilly shall show:

(a)                   the actual quantity of the Product shipped;

(b)                   the lot number and expiration date of each batch of the Product shipped; and

(c)                   the Purchase Price for the quantity of the Product shipped, based on the Purchase Price for the Product as in effect at the time of shipment;

or as otherwise set forth in the MRD.  If United Therapeutics disputes for any reason the amounts set forth in any invoice submitted by Lilly, United Therapeutics shall notify Lilly of such dispute within thirty (30) days after the date of such invoice, and the Parties shall promptly attempt to resolve the dispute.

6.5          Payment of Invoices.  Each invoice issued by Lilly to United Therapeutics under Section 6.4, to the extent accurate, shall be paid in full by United Therapeutics to Lilly within thirty (30) days after the date of such invoice.

6.6          Taxes. The Parties acknowledge and agree that it is their mutual objective and intent to minimize, to the extent feasible, taxes payable with respect to the payment under Section 6.1 and that they shall each use Commercially Reasonable Efforts to cooperate and coordinate with each other to achieve such objective.  If Applicable Law requires that taxes be deducted and withheld from any payment, United Therapeutics shall (a) deduct such taxes from the payment; (b) pay such taxes to the proper taxing authority; and (c) send evidence of such obligation together with proof of such payment to Lilly within sixty (60) days following such payment.

6.7          Wire Transfers/Electronic Transfers. All payments for invoices delivered under this Agreement that are not associated with the transfer of the Product shall be made to Lilly or Lilly del Caribe, as applicable, by bank wire transfer in immediately available funds to

Lilly or Lilly del Caribe, as applicable, in accordance with the wire instructions set forth in Exhibit 6.7, which may be changed by written notice to United Therapeutics in accordance with Section 15.7 (Notice) of the License Agreement.  All payments for all other invoices delivered under this Agreement shall be made to Lilly or Lilly del Caribe, as applicable, electronically using EDI standard methods or wire transfer.

6.8          Late Payments. Subject to the terms of this Agreement, payments not made to Lilly or Lilly del Caribe, as applicable, within the time period set forth in Section 6.1 or 6.5, as applicable, shall bear interest at a rate of two percent (2%) per month or the highest rate allowed under Applicable Law, whichever is lower, until paid in full.  The payment of such interest shall not limit Lilly from exercising any other rights it may have as a consequence of the lateness of any payment.

6.9          Cash Collection. Any receipt by Lilly under Section 6.2(b), acting as an agent for United Therapeutics, of the receivables due from the Wholesaler, shall be consistent with those practices that Lilly uses for the collection of receivables owed Lilly for its own product sales.  Lilly shall transfer any such receivables collected by Lilly on a monthly basis to United Therapeutics (via EFT/ACH or wire transfer).  Lilly shall use Commercially Reasonable Efforts, consistent with Lilly’s usual collection practices, to collect payments due from Wholesalers with respect to Products delivered to such Wholesalers under this Agreement; provided, however, that Lilly does not guarantee any such collections. For purposes of clarification, United Therapeutics shall bear the risk of any and all uncollected receivables and bear ultimate responsibility for collecting same.

6.10       Service Costs. In consideration for start-up services provided by Lilly in connection with the distribution process to be utilized by the Parties under the terms of this Agreement, as mutually agreed by the Parties and as further described in Section 6.2(a), United Therapeutics will reimburse Lilly for the costs and expense incurred by Lilly to establish such start-up services.  The amount to be reimbursed to Lilly by United Therapeutics will be determined based upon actual amounts paid to Third Parties and, with respect to Lilly employees by the number of full time equivalents (FTEs) spent by Lilly to establish such start-up services at an annual rate of [***] Dollars ($[***]) (adjusted annually based on CPI) per full time equivalent.  Lilly will provide an invoice to United Therapeutics after such start-up services have been established, and United Therapeutics will make payment to Lilly against such invoice in accordance with Sections 6.5, 6.6, 6.7 and 6.8.

ARTICLE 7
FORECASTS, ORDERS, AND SHIPMENT

7.1          Forecasts. Commencing on or before the later of: (a) the first day of the month that commences at least nine (9) calendar months in advance of the anticipated launch date for the Product, as agreed between the Parties; and (b) January 2, 2009; United Therapeutics will provide to Lilly:  (i) on or before the first day of each month thereafter, United Therapeutics’ good faith estimate of the total quantity of the Product, on a stock keeping unit basis, expected to be ordered by all Wholesalers for the following twenty-four (24) calendar months, broken down into calendar months (each, the “Forecast”), and (ii) on or before April 15th of each year, United

Therapeutics’ good faith estimate of the total quantity of the Product, on a stock keeping unit basis, expected to be ordered by all Wholesalers for the current year and the following two (2) years, broken down into years.  The Parties agree that such Forecasts and such estimates will be for general planning purposes only, and will not be binding on Lilly or United Therapeutics except as otherwise set out in Section 5.3.

7.2                               Purchase Orders.

(a)                                                          Lilly will receive purchase orders from Wholesalers (each such separate purchase order, a “Purchase Order”) for fulfillment.  Lilly, using efforts consistent with those Lilly puts forth to fill orders for products Lilly distributes and sells directly for Lilly’s own benefit, shall fill the orders corresponding to such Purchase Orders and ship the Product directly to the Wholesalers.  A schematic description of distribution of Product under this Agreement, solely for purposes of clarification and not limitation, is set forth in Exhibit 6.2.

(b)                                                          Notwithstanding the foregoing, Lilly, using efforts consistent with those Lilly puts forth to fill orders for products Lilly distributes and sells directly for Lilly’s own benefit, shall: (i) meet any request of Wholesalers for delivery of the Product; and (ii) accommodate any cancellations of Purchase Orders or changes in delivery schedules for the Product requested by Wholesalers following Lilly’s receipt of Purchase Orders from Wholesalers.

7.3                               Conflicts.  Each United Therapeutics’ Forecast, any Purchase Order, and each Lilly invoice shall be governed by the terms of this Agreement, the License Agreement, the MRD, and the Quality Agreement, and no terms or conditions of United Therapeutics’ Forecasts and Purchase Orders, Lilly’s acknowledgement forms or invoices, or any other forms shall be applicable except those specifying quantity ordered (subject to the quantity restrictions) and shipment locations.  For clarity, no term or condition added by United Therapeutics to a Forecast or Purchase Order or by Lilly to an invoice shall be binding on Lilly or United Therapeutics, respectively, unless such term or condition is specifically agreed to in writing by a duly authorized officer of Lilly and United Therapeutics.  In the event of a conflict between the terms of the MRD on the one hand, and the terms of the License Agreement, this Agreement, or the Quality Agreement, on the other, the terms of the License Agreement, this Agreement, or the Quality Agreement, as applicable, shall govern.

7.4                               Raw Materials.

(a)                                                          Reasonable quantities of unique components or raw materials, including the Compound, that are used in the manufacture of the Product, shall be purchased or manufactured by Lilly, at its own cost and expense, for use in supplying United Therapeutics’ requirements for the Product under this Agreement based on the Forecast.  If United Therapeutics’ change to the quantities of the Product previously forecasted for a calendar month in a Forecast causes any material obsolescence of any quantities of the Product, or any such components or materials purchased by Lilly and allocated for the supply of such Product to United Therapeutics hereunder, and such components or materials cannot reasonably be used by Lilly in the manufacture of other products, United Therapeutics shall bear the reasonable and direct costs and expenses actually incurred by the Parties associated with such change (including any costs related to returning such components or material to the vendor or otherwise disposing thereof). Lilly shall not make any claim under this Section 7.4(a) for such costs and expenses until such costs and expenses exceed twenty-five thousand Dollars ($25,000) in the aggregate in any Calendar Quarter. Lilly shall keep United Therapeutics reasonably advised as to the quantities of such excess unique components or materials used in the manufacture of the Product that are purchased by Lilly.

(b)                                                          If the available supply of the Compound or other inputs to the Product, including production time, for purposes of manufacturing the Product is in short supply such that Lilly is unable to fulfill completely United Therapeutics’ outstanding Purchase Orders, Lilly shall allocate such available supply of the Compound and such other inputs to the Product for: the Product in the Field in the Territory for United Therapeutics; and the Product in the Field outside the Territory for Lilly; on a pro rata basis based on aggregate unit sales of the Product in the Territory and outside the Territory in the two most recent Calendar Quarters for which such information is available. Lilly shall inform United Therapeutics of the expected duration of the shortage of the Compound or other inputs to the Product and shall keep United Therapeutics informed on a timely basis of the status of the supply of the Compound or other such inputs to the Product while such shortage is occurring. The Parties shall cooperate to expedite the manufacture of the Product by Lilly when the shortage of the Compound or other inputs to the Product has been alleviated.  Lilly agrees to: (i) carry in “safety stock” inventory a minimum three (3) months’ supply of the Compound and a supply of the Product to accommodate United Therapeutics’ orders of the Product for use in the Field in the Territory consistent with the supply of products distributed and sold by Lilly and maintained by Lilly for other products for similar purposes; and (ii) consistent with Section 2.1, in the event of a shortage of the Compound or other inputs to the Product, favor the supply of the Product for use in the Field in the Territory over the supply of Cialis®.

7.5                               Shipment; Title.

(a)                                                          Lilly will ship Product from the Manufacturing Facility to a Lilly distribution center, utilizing Lilly’s ordinary course of business shipment methods and procedures.  Title and risk of loss of Product will transfer from Lilly to United Therapeutics on delivery of such Product by Lilly to a carrier at the Manufacturing Facility for shipment.  Lilly shall select the carrier to be used for shipment of the Product from the Manufacturing Facility to a Lilly distribution center and Lilly, as agent for United Therapeutics, will (i) arrange for transportation of the Product from the Manufacturing Facility to a Lilly distribution center and (ii) procure on behalf of United Therapeutics insurance coverage on Product during shipment to a Lilly distribution center and warehousing at the Lilly distribution center; in either case at no additional cost to United Therapeutics, except as may be incorporated into the Purchase Price in accordance with the terms of this Agreement.

(b)                                                          Lilly, concurrently with each shipment of Product to a Lilly distribution center, shall provide to United Therapeutics for the Product included in such shipment: (i) normal and customary documentation, including bill of lading; (ii) a certificate of compliance that such lot meets the Specifications; and (iii) a certificate of analysis.

(c)                                                          Lilly, as agent for United Therapeutics, will ship Product from a Lilly distribution center to the Wholesaler, utilizing Lilly’s ordinary course of business shipment methods and procedures.  Title and risk of loss of Product will transfer from United Therapeutics to Wholesaler on delivery of such Product by Lilly to a carrier at the Lilly distribution center for shipment.  To the extent consistent with Lilly’s standard practices in effect at the time, Lilly shall select the carrier to be used for shipment of the Product from a Lilly distribution center to Wholesalers. Lilly, as agent for United Therapeutics, will (i) arrange for transportation of the Product from the Lilly distribution center to the Wholesaler, and (ii) procure, on behalf of Wholesaler or United Therapeutics, insurance coverage on all Product until received by the Wholesaler; in either case at no additional cost to United Therapeutics, except as may be incorporated into the Purchase Price in accordance with the terms of this Agreement.  Lilly shall include normal and customary documentation in any and all shipments to Wholesalers, which documentation shall be specified in the MRD.

7.6                               Reporting Regarding Lilly Distribution and Lilly Shipments to Wholesalers (or Third Parties).  Unless superseded by the MRD, the Parties agree that the following terms will apply:

(a)                                  Inventory Reports.  Within three (3) Business Days after each month end, Lilly shall provide United Therapeutics with an inventory detailing current approved product in Lilly’s distribution system.

(b)                                  Shipping Report.  Within three (3) Business Days after each month end, Lilly shall provide United Therapeutics with a report, detailing by shipping date, the batch(s), including quantity of each batch, shipped during the month to Wholesalers or other Third Parties.

(c)                                  Receipt of Goods Notifications.  Upon United Therapeutics’ request, Lilly shall provide to United Therapeutics the shipper’s acknowledgment of the date on which the delivery was received by the Wholesaler.

(d)                                  Additional Reports.  On United Therapeutics’ reasonable request, Lilly shall use reasonable efforts to provide to United Therapeutics additional reports in a form to be agreed between the Parties, including, for cash receipts, a listing of invoices paid that match the cash being remitted to United Therapeutics monthly, and a listing of all outstanding invoices to Wholesalers at the end of each month.  In the event that Lilly agrees to provide any such additional report to United Therapeutics, other than any additional report previously provided to and paid for by United Therapeutics pursuant to Section 6.10, United Therapeutics will reimburse Lilly for Lilly’s expenses in connection with such additional report at an annual rate of [***] Dollars ($[***]) (adjusted annually based on CPI) per full time equivalent.

7.7                               Financial Matters.

(a)                                  Wholesaler Claims.  Lilly, working in its capacity as agent for United Therapeutics, will process any claims filed by wholesalers related to their purchase of Product.  If a Wholesaler files any claim with United Therapeutics regarding: (i) a discrepancy between what was delivered and the bill of lading; (ii) any quality concern; (iii) any dating concerns; or

(iv) any other issue; United Therapeutics will provide a copy of such claim, together with all available information relating to such claim, to Lilly as soon as practicable but in no event later than five (5) days after receipt of such claim by United Therapeutics.  The resolution of any claim respecting Product will be based on the outcome of Lilly’s investigation.  If resolution of any claim respecting any Product results in a refund to the Wholesaler, and Lilly has paid United Therapeutics in respect of the sale to a Wholesaler for such Product, United Therapeutics will reimburse Lilly within thirty (30) days after the date of an invoice from Lilly respecting same, and, where appropriate, credit United Therapeutics with the Purchase Price paid by United Therapeutics for such Product (e.g., where Product did not meet Specifications).  Alternatively, Lilly may deduct these amounts from future payments due to United Therapeutics.  If the claim is not resolved, the Purchase Price for replacement material will be shared between Lilly and United Therapeutics, less any contribution recovered from the Wholesaler.

(b)                                  Returns.  United Therapeutics shall be responsible for, and bear all costs and expenses associated with, any and all returns by customers and by Wholesalers (except as otherwise provided in Section 7.7(a)) of Product in the Field in the Territory.

(c)                                  Audit Right.  Upon no less than sixty (60) days’ written notice to Lilly and no more than one (1) time each Calendar Year, Lilly shall permit an independent certified public accountant appointed by United Therapeutics and approved by Lilly, such approval not to be unreasonably withheld, to audit Lilly’s processes, procedures and records and Lilly’s invoicing, and collections systems during regular business hours for the purpose of ensuring compliance with the terms of this Agreement.  Any such United Therapeutics representatives shall be advised of the confidentiality obligations of ARTICLE 12, and shall follow such security and facility access procedures as are reasonably designated by Lilly.

ARTICLE 8

QUALITY AND SAFETY

8.1                               Inspections and Audits.

(a)                                  Prior to obtaining Regulatory Approval for the Product in the Territory, Lilly shall notify United Therapeutics within one (1) Business Day after Lilly learns that an inspection of the Manufacturing Facility with respect to the Product by FDA has been scheduled by FDA or, if such an inspection occurs without prior notice to Lilly, within one (1) Business Day after such inspection is conducted by FDA.  Lilly shall provide United Therapeutics a summary of the findings contained in a Form 483 resulting from such inspection specific to the Product and a summary of Lilly’s response to such Form 483.

(b)                                  After obtaining Regulatory Approval for the Product in the Territory, if a Regulatory Authority conducts an inspection of the Manufacturing Facility with respect to the Product and, as a result of such inspection, Lilly receives a FDA Form 483 that would reasonably be expected to affect the supply of the Product, Lilly shall promptly provide United Therapeutics a summary of the findings contained in such FDA Form 483 and a summary of Lilly’s response to such Form 483.

(c)                                  Upon no less than sixty (60) days’ written notice to Lilly and no more than one (1) time each Calendar Year, Lilly shall permit United Therapeutics or its appointed representatives (such representatives to be reasonably acceptable to Lilly) to audit Lilly’s processes, procedures and records at or in respect of the Manufacturing Facility and Lilly’s distribution systems during regular business hours for the purpose of making quality control inspections to ensure compliance with Applicable Law of the Manufacturing Facility and distribution systems used in the manufacturing, receiving, sampling, analyzing, storing, handling, packaging and shipping of the Product, including, but not limited to, in the receipt, storage and issuance of raw materials, labeling and packaging components, and ingredients thereof; provided that United Therapeutics shall have no access to any areas of the Manufacturing Facility where such access would be likely to result in the disclosure of any of Lilly’s trade secrets. Notwithstanding the foregoing sentence, in the event of a material breach of this Agreement, a rejection of the Product by United Therapeutics pursuant to Section 8.6 because of a failure to meet the Specifications, or a material regulatory issue or series of issues at any time, United Therapeutics shall have an additional right to conduct an audit under the provisions of this Section 8.1(a).  Any such United Therapeutics representatives shall be advised of the confidentiality obligations of ARTICLE 12, and shall follow such security and facility access procedures as are reasonably designated by Lilly.  Lilly may require that the United Therapeutics representatives be accompanied by a Lilly representative at all times and that the United Therapeutics representatives enter areas of the facility used in production of the Product at times only when the production of the Product is not occurring where necessary to ensure protection of Lilly Confidential Information or the confidential information of a Third Party.  Lilly shall respond to any written audit observations provided by United Therapeutics within sixty (60) days.

(d)                                  Without limiting the Parties’ obligations under the License Agreement, (i) each Party shall closely consult with the other Party about all regulatory activities affecting the Manufacturing Facility with respect to the Product and Lilly’s ability to manufacture and supply the Product in the Field in the Territory, and shall keep the other Party closely informed about all regulatory activities and developments affecting the Manufacturing Facility with respect to the Product and its ability to manufacture and supply the Product in the Field in the Territory; and (ii) where possible, Lilly shall consult with United Therapeutics in advance of any such regulatory activities or developments, and in any event report on same to United Therapeutics as soon as reasonably possible after any relevant occurrence.

(e)                                                          Lilly shall, with respect to each lot of the Product produced by it hereunder, for the longer of (i) any period required by Applicable Laws, or (ii) a period of one (1) year after the expiry of the expiration dating of such lot, keep retained samples and accurate records of the manufacture and testing of the Product produced by it hereunder, including all such records required under Applicable Laws.

8.2                               GMP Compliance. Lilly shall ensure that the Manufacturing Facility (including equipment, systems, record keeping and utilities) complies with Applicable Law and is operated in accordance with GMPs and the conditions set forth in Regulatory Approvals.  Lilly shall store all components and raw materials (including the Compound) and the Product until shipment in accordance with the Specifications and Applicable Laws.  Lilly shall manufacture the Product in compliance with Applicable Law and the Specifications.  Lilly shall perform quality control testing and quality oversight on the Product to be delivered hereunder in accordance with Applicable Law, Specifications, cGMPs, the MRD, and the Quality Agreement.  Lilly shall ship the Product in compliance with Applicable Law and the Specifications.

8.3                               Quality Agreement. Prior to the first shipment of the Product, the Parties shall enter into an agreement that describes certain quality and regulatory responsibilities relating to the manufacture and release for sale of the Product by Lilly (the “Quality Agreement”).  The Quality Agreement shall be subject to and not inconsistent with the terms of this Agreement and the License Agreement, and in the event of conflict between the terms of this Agreement or the License Agreement, as applicable, on one hand, and the Quality Agreement on the other, this Agreement or the License Agreement, as applicable, shall govern.  Sections of the Quality Agreement may be modified from time to time through the issuance of a revised Quality Agreement signed on behalf of each of the Parties by an authorized representative incorporating the modification and stating the effective date and revision number of the modification.

8.4                               Shelf Life. At the time of delivery of the Product to the Wholesaler by Lilly, the Product shall have a minimum of [***] ([***]) months shelf life remaining; provided that [***] ([***]) year dating is granted by the FDA at the time Regulatory Approval is obtained for the Product in the Field in the Territory. Lilly will use Commercially Reasonable Efforts to supply Product with a minimum shelf life at delivery equal to at least two-thirds of the shelf life for the Product approved by the Regulatory Authority.  Lilly may deliver the Product with a shelf life shorter than noted above if agreed by Parties upon the written request of United Therapeutics.

8.5                               Lot Numbering. Lilly’s lot numbers shall be affixed on the containers for the Product and on each shipping carton in accordance with Applicable Laws.

8.6                               Lilly Obligations to Meet Specifications.

(a)                                  All Product sold to United Therapeutics shall meet the Specifications as of the date of delivery to the Wholesaler.  Lilly shall test or cause to be tested, in accordance with the test methods and procedures in the Specifications as set forth in Exhibit 1.8, each lot of Product before shipment to a Lilly distribution center.  Lilly shall ensure that its quality control department approves each lot of the Product for release promptly following successful completion of release testing and does not release any lot of the Product that does not meet the requirements set out in the Specifications.

(b)                                  If any Product is rejected prior to entering United Therapeutics’ inventory for any reason, Lilly shall replace rejected Product with Product that meets the Specifications within a commercially reasonable time.

ARTICLE 9

REPRESENTATIONS, WARRANTIES AND INDEMNIFICATION

9.1                               Incorporation by Reference of Warranties and Indemnification.  The terms of Article 10 (Representations, Warranties, and Covenants) (excluding Section 10.3) and Article 12 (Indemnification) (excluding Section 12.4) of the License Agreement are hereby incorporated herein and made part of this Agreement. The disclaimer in Section 10.4 (Disclaimer) of the License Agreement shall apply to the warranties in Article 10 of the License Agreement and Section 9.2 of this Agreement.

9.2                               Further Representations and Warranties of Lilly. Lilly hereby represents and warrants and covenants to United Therapeutics that:

(a)                                                          Lilly shall conduct its work under this Agreement in a competent, workmanlike fashion using qualified personnel;

(b)                                                          all Product supplied by Lilly under this Agreement shall be delivered by it free and clear of any security interests, liens, claims, pledges or encumbrances of any kind or nature except for such as are created by United Therapeutics;

(c)                                                          all analytical work performed by or for Lilly shall be performed in a manner and in a laboratory which complies with GMPs and all related testing procedures and all equipment shall have been validated prior to the testing of any Product under this Agreement;

(d)                                                          all records and reports required to be maintained by Lilly under GMPs shall be accurate and complete in all material respects; and

(e)                                                          all Product delivered by Lilly to United Therapeutics hereunder shall at the time it is delivered: (i) conform to the Specifications then in effect, (ii) shall have been manufactured in accordance with cGMP in effect at the time of manufacture, (iii) shall not be adulterated or misbranded within the meaning of the FDCA or any equivalent local legislation, and (iv) shall not have been manufactured, sold or shipped in violation of any Applicable Laws in any material respect.

ARTICLE 10

DECISION MAKING

10.1                        Dispute Resolution. Except as expressly set out in this Agreement, any disagreement between the designees of United Therapeutics and Lilly shall be first submitted to the Alliance Managers in order to facilitate a resolution and then, if not resolved, at the election of either Party, be referred for resolution pursuant to and in accordance with Section 3.4(c) (Decision Making) and Article 14 (Dispute Resolution) of the License Agreement.

ARTICLE 11

TERM AND TERMINATION

11.1                        Term, Expiry and Termination of the Agreement.  Subject to the terms of the License Agreement, the term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue in full force and effect until expiry or earlier termination of the License Agreement.

11.2                        Consequences of Expiry or Termination.  The consequences of expiry or earlier termination of this Agreement shall be as set out in the License Agreement.

11.3                        Survival.  The rights and obligations of the Parties under the following provisions of this Agreement shall survive any expiration or termination of this Agreement:  ARTICLE 1, ARTICLE 6 (to the extent that any amounts payable remain unpaid), ARTICLE 7 (to the extent that Purchase Orders are outstanding as the effective date of termination, and provided that Section 7.7(c) shall survive for a period of one (1) year after the expiration or termination of this Agreement), ARTICLE 8 (solely with respect to Product shipped by under this Agreement), Section 10.4 (Disclaimer) of the License Agreement to the extent it is incorporated by reference into this Agreement, ARTICLE 10, ARTICLE 11, ARTICLE 12 (for the term set forth in Section 11.1 of the License Agreement) and ARTICLE 13.

11.4                        No Waiver of Remedies.  Termination of this Agreement shall not preclude either Party from (a) claiming any other damages, compensation or relief that it may be entitled to upon such termination, (b) any right to receive any amounts accrued under this Agreement prior to the termination date but which are unpaid or become payable thereafter and (c) any right to obtain performance of any obligation provided for in this Agreement which shall survive termination.

ARTICLE 12

CONFIDENTIALITY

The terms of Article 11 (Confidentiality) of the License Agreement are hereby incorporated herein and made part of this Agreement.

ARTICLE 13

GENERAL PROVISIONS

13.1                        Assignment. A Party may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the non-assigning Party, and any attempted assignment without such consent shall be null and void.  Notwithstanding the foregoing, this Agreement shall be assigned by a Party only as part of that Party’s interest in the License Agreement if such assignment occurs as part of an assignment of a Party’s interest in the License Agreement permitted thereby, and such assignee agrees to be bound by the assignor’s obligations contained in this Agreement.

13.2                        Subcontracting.

(a)                                  United Therapeutics may not subcontract any or all of its rights or obligations under this Agreement to any subcontractor or consultant without prior written consent of Lilly, which shall not unreasonably be withheld.

(b)                                  Lilly may subcontract any or all of its rights or obligations under this Agreement in accordance with the terms of Section 2.3.

(c)                                  Subject to the terms of Sections 13.2(a) and 13.2(b), as applicable, a Party subcontracting any portion of the services to be performed by such Party shall be and shall remain fully responsible to the other Party for the performance of the subcontractor or consultant to the same extent as if the subcontracted portion of the services was performed directly by the subcontracting Party.

13.3                        Compliance with Laws. Each Party shall at all times comply with all Applicable Law relating to its activities under this Agreement.

13.4                        Incorporation by Reference of Miscellaneous Terms. The terms of Article 15 (Miscellaneous) of the License Agreement are hereby incorporated herein and made part of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties, intending to be bound hereby, have executed this Manufacturing and Supply Agreement by their duly authorized representatives as of the Execution Date.

ELI LILLY AND COMPANY		UNITED THERAPEUTICS CORPORATION

By:	/s/ John C. Lechleiter	By:	/s/ Roger A. Jeffs

Name:	John C. Lechleiter	Name:	Roger A. Jeffs

Title:	President & Chief Executive Officer	Title:	President & Chief Operating Officer

LILLY DEL CARIBE, INC.

By:	/s/ John D. Huesing

Name:	John D. Huesing

Title:	Asst. Treasurer – del Caribe

[Signature Page to Manufacturing and Supply Agreement]

EXHIBIT 1.3

MANUFACTURING RESPONSIBILITY DOCUMENT TABLE OF CONTENTS

A.	Purpose

B.	Revision and Reason For Revision

C.	Abbreviations and Definitions

D.	Key Contracts and Contact Numbers

E.	Organization Chart

F.	Supply Chain Flow Chart Diagram

G.	Forecasting Rules

H.	Inventory Policy

I.	Supply Performance and Forecasting Performance

J.	Ordering Policies

K.	Transport and Storage Conditions

L.	Transport Packaging Design

M.	Paperwork to Accompany Shipments

N.	Invoicing Procedures

O.	Inspection of Shipment Upon Arrival

P.	Communication of Shipping Discrepancies

Q.	Wholesaler Concerns

R.	Shipping Terms

S.	Purchase Price

T.	Financial

EXHIBIT 1.7

QUALITY AGREEMENT TABLE OF CONTENTS

A.	Purpose

B.	Revision Number and Reason For Revision

C.	Definitions

D.	GMP Commitments

E.	Key Quality Contacts and Organization

F.	Specifications

G.	Analytical Methods

H.	Batch Disposition

I.	Manufacturing Facilities

J.	Labeling and Packaging Materials

K.	Modifications to the Product

L.	Product Returns

M.	Record Retention

N.	Stability Data

O.	Sub-Contracting

P.	Transportation and Storage

Q.	Notification of Regulatory Inspections

R.	Quality Audits

S.	Investigation of Product Complaints

T.	Recalls and Withdrawals

U.	Special Security Substance Management

V.	Paperwork to Accompany Shipments

W.	Marketing and Sales

X.	Management of Termination (when appropriate)

EXHIBIT 1.8

PROPOSED(1) SPECIFICATIONS FOR PRODUCT ([***] TABLETS)

Test	Analytical Procedure	Acceptance Criteria

Identification Test

Identification	IR	The infrared spectrum must [***] with that of the reference sample obtained under the same conditions.

Potency Tests

Assay	LC	NLT [***]% and NMT [***]% of label claim as determined by liquid chromatography

Uniformity of Dosage Units	USP	Meets USP requirements

Purity Tests

Total Degradation Products	LC	NMT [***]% as determined by liquid chromatography

Any Unspecified Degradation Product	LC	NMT [***]% as determined by liquid chromatography

Other Tests

Physical Appearance(2)	Visual	[***], [***]-shaped tablet debossed with “[***]”

Dissolution	USP	Meets USP requirements; Q = [***]% at [***] and Q = [***]% at [***]

NLT = Not less than; NMT = Not more than

(1)  Pending regulatory agency approval

(2)  Physical Appearance is equivalent to the ICH term “Description.”

EXHIBIT 2.3(b)

LILLY DEL CARIBE GUARANTEE

GUARANTEE

THIS GUARANTEE (the “Guarantee”) is made and entered into as of November 14, 2008 (the “Execution Date”), effective as of the Effective Date, by and between Eli Lilly and Company, an Indiana corporation, having its principal place of business at Lilly Corporate Center, Indianapolis, Indiana 46285, (“Lilly”) and United Therapeutics Corporation, a Delaware corporation, having its principal place of business at 1110 Spring Street, Silver Spring, Maryland 20910 (“United Therapeutics”).  Lilly and United Therapeutics are referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Lilly and United Therapeutics have entered into as of the Execution Date a separate License Agreement (the “License Agreement”); and

WHEREAS, contemporaneously with the execution of this Guarantee, Lilly, United Therapeutics and Lilly del Caribe, Inc., a Cayman Island corporation, having its principal place of business at Km 12.6 65th Infantry Avenue, Carolina, PR 00985, (“Lilly del Caribe”) are entering into a manufacturing and supply agreement (the “Manufacturing and Supply Agreement”) pursuant to which Lilly and/or its Affiliates, including Lilly del Caribe, will supply a product containing tadalafil to United Therapeutics for commercialization purposes; and

WHEREAS, under the terms of the Manufacturing and Supply Agreement, any reference relating to supply obligations of Lilly thereunder is deemed to include a reference to Lilly del Caribe; and Lilly has agreed to cause Lilly del Caribe to perform its obligations thereunder and to execute and deliver a guarantee in favor of United Therapeutics.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

The terms in this Guarantee with initial letters capitalized, whether used in the singular or plural, shall have the meanings set forth in this Article 1 or elsewhere in this Guarantee, or if not otherwise defined in this Guarantee, shall have the meanings set forth in the Manufacturing and Supply Agreement or License Agreement, as applicable.

1.1                          “Effective Date” shall mean the Effective Date as defined in the License Agreement.

1.2                          “Guaranteed Obligations” shall mean any and all indebtedness, obligations and liabilities of Lilly del Caribe to United Therapeutics under the Manufacturing and Supply Agreement, as same may be amended from time to time by the parties thereto, to the extent that such indebtedness, obligations and liabilities have not been satisfied in accordance with the terms and conditions of the Manufacturing and Supply Agreement.  For clarity, any material breach of a term of the Manufacturing and Supply Agreement shall not be deemed a Guaranteed Obligation until the applicable period for curing such material breach expires and such material breach remains uncured.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES

2.1                          Mutual Representations and Warranties.  Each Party represents and warrants to the other Party that:

(a)           the entering into, execution and delivery of, and the performance and observance by such Party of, this Guarantee, has been duly authorized by all necessary corporate action of such Party;

(b)           no consent, approval, authorization, license, order or permit of any governmental authority, court or arbitrator and no filing with, notice to or registration by such Party with any governmental authority, court or arbitrator is required in order for such Party to execute and deliver this Guarantee;

(c)           neither the execution and delivery of this Guarantee nor the due observance and performance by such Party of its covenants and obligations herein will conflict with or result in a breach of or a default under any provision, term or condition of the organizing documents of such Party or will conflict with or result in a breach of or a default under (or with the giving of notice or lapse of time, or both, will conflict with or result in a breach of or default under) or violate any provision, term or condition of:

(i)            any law, regulation, bylaw or rule of any governmental authority applicable to such Party;

(ii)           any order, declaration, injunction, decree, writ, judgment or award of any governmental authority, or any court or arbitrator to which such Party is subject; or

(iii)          any agreement, instrument or other document to which such Party is a party or from which such Party derives benefit, except those agreements with respect to which a consent or waiver has been received by such Party; and

(d)           there are no actions, suits or proceedings pending or, to the knowledge of such Party, threatened against or affecting such Party (nor, to the knowledge of such Party, any basis therefor) which could reasonably be expected to have a material adverse effect on the ability of such Party to comply with the terms of this Guarantee.

2

2.2                          Representations and Warranties by Lilly.  Lilly represents and warrants to United Therapeutics that:

(a)           this Guarantee constitutes a legal, valid and binding obligation of Lilly enforceable against Lilly in accordance with its terms; and

(b)           no consent, approval, authorization, license, order or permit of any governmental authority, court or arbitrator and no filing with, notice to or registration by Lilly with any governmental authority, court or arbitrator is required in order for Lilly to: (i) incur and perform its obligations pursuant to, this Guarantee; or (ii) render this Guarantee legal, valid, binding and enforceable against Lilly in accordance with its terms.

Article 3
GUARANTEE

3.1                          Guarantee. Lilly hereby unconditionally, absolutely and irrevocably guarantees to United Therapeutics, effective as of the Effective Date, the full and punctual performance, observance, satisfaction, and payment, of any and all of the Guaranteed Obligations. If any default shall be made in the due performance, observance, satisfaction and payment of any of the Guaranteed Obligations, Lilly covenants and agrees with United Therapeutics, promptly following written demand by United Therapeutics, to perform, observe, satisfy and pay to United Therapeutics any and all of the Guaranteed Obligations in respect of which such default will have occurred.

3.2                          Nature of Guarantee. Lilly covenants and agrees with United Therapeutics that:

(a)           the Guaranteed Obligations shall not be subject to any counterclaim, set off, deduction or defense based upon any claim Lilly may have against Lilly del Caribe, whether in connection with this Guarantee or any other transaction, that Lilly del Caribe would not have been entitled to assert against United Therapeutics;

(b)           until there has been full and punctual performance, observance, satisfaction and payment of all of the Guaranteed Obligations, the rights of United Therapeutics and the obligations of Lilly under this Guarantee shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected or impaired by, any occurrence, matter, circumstance or condition whatsoever (whether or not Lilly has any knowledge or notice thereof or has consented thereto), and without limiting the generality of the foregoing, shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected or impaired, terminated or prejudiced by:

(i)            the dissolution, winding-up or other cessation of existence of Lilly del Caribe or Lilly or the institution of any proceeding relating thereto, any continuance or reorganization or any change in the business, capital

3

structure, directorate, management, members, name, objects, organization, partners, powers or shareholders of Lilly del Caribe or Lilly, the amalgamation of Lilly del Caribe or Lilly with another corporation, the sale or disposal of or appointment of a custodian, liquidator, receiver or trustee in respect of the assets or undertaking, in whole or in part, of Lilly del Caribe or Lilly, any distribution of the assets, in whole or in part, of Lilly del Caribe or Lilly upon any arrangement, bankruptcy, composition, insolvency, liquidation, readjustment, receivership, reorganization or other similar proceeding or occurrence relating to Lilly del Caribe or Lilly, any assignment by Lilly del Caribe or Lilly for the benefit of creditors, any other marshalling of any of the assets of Lilly del Caribe or Lilly or any other act or event which would constitute a novation of any obligation or liability of Lilly del Caribe in respect of any of the Guaranteed Obligations whether by substitution of the obligations or liabilities of any other person in place of those of Lilly del Caribe or otherwise;

(ii)           any issue or levy by any administrative, governmental, judicial or other authority or arbitrator of any award, execution, injunction, judgment, order, warrant of attachment, writ or similar process against Lilly del Caribe, whether in respect of any of the Guaranteed Obligations or otherwise, or against Lilly, whether in respect of any of its obligations or liabilities under this Guarantee or otherwise, or against any other person who is or may become liable in respect of any of the Guaranteed Obligations (except to the extent any of the foregoing changes the Guaranteed Obligations);

(iii)          any activity, conduct, matter or thing authorized by Lilly under Section 3.3 below (except to the extent any of the foregoing changes the Guaranteed Obligations);

(iv)          any extension of time for compliance with or payment of any of the Guaranteed Obligations (in which case the Guaranteed Obligations shall be so extended);

(v)           any waiver, consent, extension, granting of time, forbearance, indulgence, renewal or other action or inaction under or in respect of the Manufacturing and Supply Agreement or any of the Guaranteed Obligations, or any exercise or non-exercise of any right, remedy or power in respect thereof (except to the extent any of the foregoing changes the Guaranteed Obligations);

(vi)          any lack or limitation of capacity, status, power or authority, or any incapacity or disability, of Lilly del Caribe or Lilly or any of their respective directors, officers, employees, trustees, partners or agents acting or purporting to act on their behalf, and any defect or any failure to

4

comply with a formal legal requirement in the execution or delivery of this Guarantee;

(vii)         any misrepresentation by Lilly del Caribe under the Manufacturing and Supply Agreement;

(viii)        any action or other proceeding brought by any beneficiaries or creditors of, or by, Lilly del Caribe or any other person for any reason whatsoever, including without limitation any action or proceeding in any way attacking or involving any issue in respect of the Manufacturing and Supply Agreement, any of the Guaranteed Obligations, or any other agreement or instrument (except to the extent any of the foregoing changes the Guaranteed Obligations); or

(ix)           any occurrence or non-occurrence of any other act or event which, by operation of law or equity or otherwise, would directly or indirectly now or hereafter result in the determination, discharge, extinction, limitation, merger, novation, reduction or release, pro tanto or otherwise, of Lilly or of any of its obligations or liabilities hereunder or which would otherwise prejudice or impair any right of United Therapeutics hereunder except for payment, performance or satisfaction of the Guaranteed Obligations, it being understood and agreed that this Guarantee guarantees, but does not expand the scope of, the Guaranteed Obligations;

(c)           the Guaranteed Obligations shall constitute obligations and liabilities of payment and not of collection and shall be absolute and independent of and not in consideration of or conditional or contingent upon any other obligation or liability of Lilly, any obligation or liability of Lilly del Caribe (other than the Guaranteed Obligations), or any obligation or liability of any other person who is or may become liable in respect of any of the Guaranteed Obligations, or any prior notice or protest to, demand upon or action, suit or other proceeding against Lilly del Caribe or any such other person other than the demand required by Section 3.1, and United Therapeutics may bring or prosecute a separate action, suit or other proceeding against Lilly whether such action, suit or other proceeding is brought or prosecuted against Lilly del Caribe or any such other person or whether Lilly del Caribe or any such other person (including United Therapeutics) is joined in such action, suit or other proceeding; and

(d)           any part performance or part payment by Lilly del Caribe of any of the Guaranteed Obligations or other circumstance which operates to toll any statute of limitations or law of prescription as to Lilly del Caribe shall operate to toll such statute of limitations or law of prescription as to Lilly.

3.3                          Authorizations. Lilly authorizes United Therapeutics, at the sole discretion of United Therapeutics, without notice to or demand upon Lilly, and without in any manner, releasing, discharging, or in any way affecting any obligation or liability of Lilly hereunder or

5

prejudicing or impairing any right of United Therapeutics hereunder (except to the extent of any resulting change in the Guaranteed Obligations), from time to time to:

(a)           to the extent permitted by the Manufacturing and Supply Agreement or otherwise agreed by Lilly del Caribe, accelerate, adjust, compromise, extend, modify, renew or otherwise change the time, form or manner for performance of or any term in respect of any of the Guaranteed Obligations; and

(b)           compromise, release or settle with or substitute or delay or waive the exercise of any right or remedy against Lilly del Caribe, Lilly or any other person who is or may become liable in respect of any of the Guaranteed Obligations.

3.4                          Waivers. Lilly unconditionally waives:

(a)           any right to require United Therapeutics to:

(i)            proceed against Lilly del Caribe, Lilly or any other person who is or may become liable in respect of any of the Guaranteed Obligations;

(ii)           first apply any property or assets of Lilly del Caribe or any other person who is or may become liable in respect of any of the Guaranteed Obligations to the discharge of the Guaranteed Obligations or marshal in favor of Lilly; or

(iii)          pursue or exercise or exhaust any other right or remedy of United Therapeutics whatsoever before proceeding against and enforcing its rights and remedies against Lilly under this Guarantee;

(b)           so long as any of the Guaranteed Obligations shall remain unperformed, unsatisfied or unpaid, including such part thereof, if any, as shall exceed the liability of Lilly hereunder, any right to claim repayment against Lilly del Caribe or to exercise any right of subrogation to or any right to enforce any right or remedy which United Therapeutics now has or hereafter may have against or in respect of Lilly del Caribe, any other person who is or may become liable in respect of any of the Guaranteed Obligations; or

(c)           any defense arising out of or in connection with:

(i)            any absence, impairment or loss of any right of contribution, reimbursement or subrogation or any other right or remedy of Lilly against or in respect of Lilly del Caribe, any other person who is or may become liable in respect of any of the Guaranteed Obligations; or

(ii)           any disability, incapacity, or defense available to Lilly del Caribe (other than a defense available to Lilly del Caribe under the terms of the Manufacturing and Supply Agreement) or any other person who is or may

6

become liable in respect of any of the Guaranteed Obligations or any cessation from any cause whatsoever of any obligation or liability of Lilly del Caribe or any such other person in respect of any of the Guaranteed Obligations (other than any cessation under the terms of the Manufacturing and Supply Agreement).

3.5                          Bankruptcy, etc.  In the event of any distribution of the assets, in whole or in part, of  Lilly del Caribe, Lilly or any other person who is or may become liable in respect of any of the Guaranteed Obligations, upon any arrangement, bankruptcy, composition, execution sale, insolvency, liquidation, readjustment, receivership, reorganization or other similar proceeding or occurrence relating to any such person, any proceeding for the dissolution, liquidation, winding-up or other cessation of existence of any such person, voluntary or involuntary, whether or not involving bankruptcy or insolvency proceedings, any assignment by any such person for the benefit of creditors or any other marshalling of any of the assets of any such person, no obligation or liability of Lilly hereunder shall be determined or in any manner affected, and no right of United Therapeutics hereunder shall in any manner be prejudiced or impaired, by any omission by United Therapeutics to prove its claim or to prove its full claim and United Therapeutics may prove such claim as it sees fit and may refrain from proving any claim and may value as it sees fit or refrain from valuing any security held by United Therapeutics.

3.6                          New Manufacturing and Supply Agreement. If the Manufacturing and Supply Agreement shall be cancelled or terminated by reason of disclaimer by a trustee in bankruptcy or the incapacity of Lilly del Caribe, before the Guaranteed Obligations have otherwise been fully performed, observed, satisfied and paid, Lilly covenants and agrees with United Therapeutics, at the option and request of United Therapeutics, to enter into, execute and deliver a new agreement between United Therapeutics and Lilly whereby Lilly shall assume and covenant and agree to observe, perform and be bound by the Guaranteed Obligations as it was at the time immediately before such cancellation, determination or termination.

3.7                          Continuing Guarantee.  The obligations of Lilly under this Guarantee constitute a continuing guarantee and shall remain in full force and effect until all the Guaranteed Obligations have been fully performed, observed, satisfied and paid. No recovery under this Guarantee, and no action or proceeding brought or instituted under this Guarantee, and no recovery in pursuance of such action or proceeding, shall be a bar or defense to any further action or proceeding under this Guarantee or to any further recovery.

ARTICLE 4
GENERAL PROVISIONS

4.1                          Assignment.  A Party may not assign this Guarantee or any rights or obligations hereunder without the prior written consent of the non-assigning Party, and any attempted assignment without such consent shall be null and void.

7

4.2                          Incorporation by Reference of Miscellaneous Terms.  The terms of Article 11 (Confidentiality), Article 14 (Dispute Resolution) and Article 15 (Miscellaneous) of the License Agreement are hereby incorporated herein and made part of this Guarantee.

[Signature Page Follows]

8

IN WITNESS WHEREOF, the Parties, intending to be bound hereby, have executed this  Guarantee by their duly authorized representatives as of the Execution Date.

ELILILLY AND COMPANY	UNITED THERAPEUTICS CORPORATION

By:	By:

Name:	Name:

Title:	Title:

EXHIBIT 6.2

SCHEMATIC OF DISTRIBUTION OF PRODUCT

EXHIBIT 6.3(a)

PURCHASE PRICE

$[***] per tablet, each tablet containing [***] ([***]) milligrams the Compound, supplied in [***] ([***]) count bottles

EXHIBIT 6.7

WIRE INSTRUCTIONS

Lilly del Caribe Inc

Acct:

Swift: